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                                                                    EXHIBIT 99.1

Accelerated Networks Provides Update on Annual Report on Form 10-K Filing

MOORPARK, Calif.--(BUSINESS WIRE)--April 17, 2001--Accelerated Networks, Inc. (Nasdaq:ACCL - news), a leading developer of multi service broadband access solutions for communications service providers, today announced that it was not able to file its Annual Report for the 2000 fiscal year on Form 10-K on April 16, 2001, as previously contemplated in its Notification of Late Filing filed with the SEC on April 3, 2001. The company has determined that certain revenue recognized in the second quarter of 2000 should be deferred, and expects that a portion of that revenue will be recognized in subsequent periods. The company is continuing to examine the appropriate accounting treatment of certain matters during the 2000 fiscal year, and is working with its auditors to conclude that examination and file its Form 10-K as soon as possible.

About Accelerated Networks

Accelerated Networks, headquartered in Moorpark, California designs and develops multiservice broadband access (MSBA) products that enable telecommunications service providers to bundle voice and data services over a single broadband access network. These products are designed to allow service providers to efficiently and cost-effectively deliver and manage secure multiservice broadband access services using DSL, T1/E1, NxT1/E1, or DS3/OC-3 technologies. Accelerated's products also allow service providers to leverage emerging technologies such as voice over broadband (VoB) and frame relay over DSL (FRoDSL) over a single broadband access network. Accelerated Networks offers all of the components of a complete multiservice broadband access solution: carrier-class voice gateways, central office and multi-tenant unit concentrators, and a broad range of customer premises integrated access devices
(IADs). For additional information, please visit www.acceleratednetworks.com.

Portions of this press release contain forward-looking statements regarding future events or the future performance of the Company. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. These factors include, but are not limited to, the timing and completion of our 2000 fiscal year audit, additional issues that may arise in connection with the completion of the audit, the ability of our recently appointed officers, including our CEO and CFO, to quickly integrate with and manage the company's personnel and business, general market conditions affecting communications service providers purchase of equipment, in particular, DSL-related equipment, changes in service providers' business models, the rate our customers deploy their networks, our customers' ability to secure financing, the timing of order and shipments of products, mix of products sold, changes in the prices of our components, ability to maintain production volumes and secure key components, and our ability to develop new products to meet market demand. The Company undertakes no obligation to publicly update any forward-looking statements whether or as a result of new information, future events or otherwise. Please refer to the Company's periodic filings with the SEC which contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.